Exhibit 99.1

QLGG 2017 STOCK INCENTIVE PLAN

As Amended and Restated

1. Purpose of Plan. This QLGG 2017 Stock Incentive Plan (the “Plan”) was assumed by Entercom Communications Corp., a Pennsylvania corporation (the “Company”) in connection with the merger of QL Gaming Group, LLC (formerly RotoQL, Inc.) and a merger subsidiary of the Company. The Plan is designed to offer employees, directors, Consultants (as hereinafter defined) and Non-Employee Directors (as hereinafter defined) of the Company and its Affiliates (as hereinafter defined) as may be selected in the sole discretion of the Committee (or, in the absence of the Committee, the Board) a greater stake and closer identity with the Company and its Affiliates through Awards (each, as hereinafter defined). The Plan is intended to advance the best interests of the Company by providing those persons who have a substantial responsibility for the management and growth of the Company and its Affiliates with additional incentives by allowing them to acquire an ownership interest in the Company and thereby encouraging such persons to continue to remain employed by, or in the service of, and increase the value of, the Company or its Affiliates. The availability and offering of the Awards under the Plan also increases the Company’s ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company and its Affiliates depends.

2. Definitions. Certain terms used in the Plan have the meanings set forth below:

“Affiliate” means any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Committee shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

“Award” means a grant or sale, as applicable, of an Incentive Stock Option, a Non- Qualified Option, SAR, Restricted Stock or shares of Common Stock to a Participant under the terms of this Plan. Each such Award shall be made pursuant to the terms of an award agreement (the “Award Agreement”) between the Company and the Participant which will specify the terms of such Award, including, without limitation, the vesting requirements, if any, applicable to such Award.

“Board” means the Company’s board of directors.

“Cause”, when used in connection with the termination of a Participant’s employment or other service with the Company or an Affiliate, shall have the meaning given to such term in any employment or other agreement between such Participant and the Company or an Affiliate, as applicable, or with respect to members of the Board, “Cause” shall have the meaning set forth in applicable law, if any. In the event that such term is not defined in such agreement or in the absence of any such agreement or applicable law, “Cause” shall mean the following:

(i) The Participant’s willful failure to perform his duties and responsibilities to the Company (or a successor, if appropriate), or refusal to perform any lawful and reasonable directive of the Board;

(ii) The Participant’s material misconduct, including without limitation commission of any act of fraud, embezzlement, dishonesty, moral turpitude, misappropriation of funds, breach of fiduciary duty, duty of loyalty and fidelity or any other willful misconduct, whether or not related to the performance of the Participant’s duties or responsibilities to the Company, or any act that affects the Company’s reputation in a manner that may reasonably be expected to have a material adverse effect on the business, prospects, assets (including intangible assets), liabilities, financial condition, property or results of operation of the Company;

(iii) The Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company (or a successor, if appropriate); or

(iv) The Participant’s material breach of any of Participant’s obligations under any written agreement or covenant with the Company (or a successor, if appropriate).

Notwithstanding the foregoing, a Participant’s termination shall not be for Cause under clauses (i) or (iv) above unless the Company shall have provided the Participant with written notice of such failure and, if such failure is susceptible of cure, a period of ten (10) business days within which to cure such failure; provided, however, with respect to clause (iv) that a breach of any confidentiality obligation, non-competition or non-solicitation obligations, assignment of intellectual property obligation or any other similar non-curable breaches shall constitute “Cause” ipso facto and shall not require the Company to provide any cure period to the Participant.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be amended from time to time and any successor statute.

“Committee” means the committee of the Board designated by the Board to administer the Plan. In the absence of any such Committee, any action permitted or required to be taken hereunder by the Committee shall be deemed to refer to the Board.

“Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share, or such authorized shares of stock of the Company as the Committee may from time to time authorize for use under the Plan.

“Consultant” means any individual who provides consulting or other services to the Company or its Affiliates and who is neither an employee nor a director of such entities.

“Continuous Service” means service with the Company or an Affiliate, whether as an employee, director (other than a director who is or formerly was an employee) or Consultant, that has not been interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, director, or Consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not be deemed a termination of Continuous Service; provided, however, if the entity for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Committee in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a Consultant of an Affiliate or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Committee or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code.

“Disability” means a “disability” within the meaning of the Section 409A of the Code, as in effect from time to time.

“EBITDA” means for any given year, the Company’s earnings before interest, income taxes, depreciation, amortization and any accounting charges incurred with respect to this Plan or any other Awards granted under this Plan as determined after payment of bonuses, if any, but adjusted for any items that are considered unique, or likely to affect only one accounting period (unique “one time” charges are charges for which an adjustment to EBITDA would be considered proper), as determined by the Board, in its sole discretion, based on the audited financial statements for such year. Except in the case of a Performance Compensation Award, the Committee shall have the authority to modify the definition of EBITDA in any individual Award Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the exercise price per share of an Option.

“Fair Market Value” means: (a) if there is a regular public trading market for the Common Stock, the “Fair Market Value” of a share of Common Stock shall mean, as of any given date, (i) the price of the Common Stock on the composite transaction tape of the NASDAQ Global Select Market as of the close of the regular business hours of the NASDAQ Global Select Market, without regard to after-hours trading that may hereinafter be commenced on such exchange, on the most recent date for which such closing price is available, or (ii) if the Common Stock is not listed on the NASDAQ Global Select Market, the analogous closing price on any other established securities exchange or national market system on which the Common Stock is listed, or (b) if there is no regular public trading market for the Common Stock, the “Fair Market Value” of a share of Common Stock shall be determined in good faith by the Committee, provided that Fair Market Value shall be determined consistent with the requirements of Section 409A of the Code (to the extent that Section 409A shall be applicable) and, for purposes of Incentive Stock Options, Section 422(c)(1) of the Code.

“Grant Date” means, with respect to Options or SARs, the date specified by the Committee on which the Award of an Option or SAR shall be effective, which shall not be earlier than the date on which the Committee takes action with respect thereto, and with respect to an Award of Restricted Stock or shares of Common Stock, the date on which the Participant purchases or otherwise acquires such Restricted Stock or shares of Common Stock.

“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as an Incentive Stock Option. To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option at or subsequent to its grant date, it shall constitute a Non-Qualified Option.

“Initial Public Offering” means the first public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act.

“Liquidation Event” shall mean any of the following events:

(a)        (i) An event that is defined as a “Liquidation Event” in the Company’s certificate of incorporation, or

(ii) in the absence of such definition, (x) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation or (y) a merger or consolidation in which the Corporation is a constituent party (or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation), excluding, however any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent corporation of such surviving or resulting entity, in each case in substantially the same proportions (as determined by comparison to the other stockholders immediately prior to such merger or consolidation), and with all of their same respective rights, powers, preferences, privileges, restrictions, qualifications and limitations, as in effect immediately prior to such merger or consolidation; or

(b) a Stock Sale.

“Management Securities” means any and all shares of Common Stock, Awards, Options, Option Shares, SARs and Restricted Stock issued or granted to a Participant.

“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 22(e).

“Non-Employee Director” shall mean a director of the Board who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-Qualified Option” means an Option that is not an Incentive Stock Option.

“Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of shares of Common Stock determined by the Committee.

“Option Shares” means any shares of Common Stock acquired upon exercise of an Option granted under the terms of this Plan.

“Outside Director” means a director of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

“Participant” means each (i) Consultant, (ii) employee, or (iii) director to whom the Committee has made an Award under the Plan. Notwithstanding anything in the Plan to the contrary, Participants in the Plan will be limited as provided by New York Stock Exchange Listed Company Manual Rule 303A.08.

“Performance Goal” means a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain to be met before the relevant Award is granted) based upon one or more objective criteria determined by the Committee, in its discretion, which may include the following: (i) the Fair Market Value of Common Stock, (ii) the market share of the Company and/or its Affiliates (or any business unit thereof), (iii) sales by the Company and/or its Affiliates (or any business unit thereof), (iv) earnings per share of Common Stock, (v) return on stockholder equity of the Company, (vi) costs of the Company and/or its Affiliates (or any business unit thereof), (vii) cash flow of the Company and/or its Affiliates (or any business unit thereof), (viii) return on total assets of the Company and/or its Affiliates (or any business unit thereof), (ix) return on invested capital of the Company and/or its Affiliates (or any business unit thereof), (x) return on net assets of the Company and/or its Affiliates (or any business unit thereof), (xi) operating income of the Company and/or its Affiliates (or any business unit thereof) including, without limitation, EBITDA or similar measures or (xii) any other criteria specified by the Committee. The Committee shall have discretion to determine the specific targets with respect to each Performance Goal.

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

“Period of Restriction” means the period during which Restricted Stock is subject to forfeiture or a right of repurchase. The Period of Restriction shall not lapse with respect to any Restricted Stock until all conditions imposed on the Award under the Plan and the Award Agreement have been satisfied.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint share company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Restricted Stock” means shares of Common Stock that are awarded under Section 10 or Option Shares acquired by a Participant that are subject to forfeiture or a right of repurchase under the Plan or an applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company more than fifty percent (50%) of the outstanding voting power of the Company (other than pursuant to transactions between Affiliates).

“SAR” means a stock appreciation right awarded under Section 13 and subject to the terms and conditions contained therein.

“Ten Percent Stockholder” means a Person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3. Administration of the Plan.

a. General. The Committee shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, but not limited to, the full power and authority to (i) determine and designate from time to time those eligible individuals to whom Awards are to be made and the number of shares subject to each such Award; (ii) determine the Period of Restriction, if any, applicable to an Award; (iii) determine the time or times when, and the manner and conditions upon which, each Award shall vest or become exercisable and the duration of such exercise period, if applicable; (iv) determine or impose other conditions to the receipt of shares of Common Stock subject to an Award under the Plan, as it may deem appropriate, including but not limited to, cash payments; (v) interpret the terms of the Plan, the terms of any Award Agreement under the Plan and the rules of procedures established by the Committee governing any such Awards; (vi) determine the rights of any Person under the Plan or the meaning of requirements imposed by the terms of the Plan or any rule or procedure established by the Committee; (vii) correct any defect or omission or reconcile any inconsistency in the Plan or in any Award Agreement hereunder; and (viii) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. Each action of the Committee shall be final, binding, conclusive and non-appealable on all Persons.

b. Composition of the Committee. If the Plan is not intended to comply with Rule 16b-3, the Plan shall be administered by the Board or a Committee consisting of two or more directors appointed to such committee from time to time by the Board. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

4. Shares of Stock Subject to the Plan.

a. The number of shares of Common Stock available for Awards under the Plan shall not exceed, in the aggregate, 2,929,910 shares of Common Stock; provided that such number shall be subject to adjustment in accordance with the provision of Section 23(a) below. All such shares may be issued through the exercise of Incentive Stock Options.

b. Subject to adjustment in accordance with Section 19(a), in the case of any Award intended to comply with Section 162(m) of the Code, no Participant shall be granted, during any one (1) calendar year period, Options and Stock Appreciation Rights with respect to more than 2,929,910 shares of Common Stock in the aggregate or any other Awards with respect to more than 2,929,910 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall count toward the individual share limits set forth in this Section 4(b).

c. Any shares of Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Any shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any Award granted hereunder otherwise terminates or expires, the shares subject to such Award shall again be available for Awards under the Plan. In the event that shares of Common Stock that otherwise would have been issuable under the Plan are withheld by the Company in payment of the Purchase Exercise Price or withholding taxes, such shares shall remain available for issuance under the Plan.

5. Option Awards.

a. An Award of an Option shall be evidenced by an Award Agreement. Award Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined as of the time the Option is granted) of the shares of Common Stock with respect to which an Incentive Stock Option may first become exercisable by a Participant in any one calendar year under the Plan shall not exceed $100,000.

b. The Committee shall establish the term of each Option, as set forth in the Award Agreement; provided that in no event shall (i) an Incentive Stock Option be granted to an individual who is not an employee of the Company or of a “subsidiary corporation” or a “parent corporation”, whether now or hereafter existing, as such terms are defined in Section 424(f) of the Code and (ii) any Option have a term greater than ten (10) years from the Grant Date (except that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall be no more than five (5) years from the Grant Date). Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety on the day after the last day of its term. Each Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the applicable Award Agreement. The Company shall have no liability to a Participant, or to any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

6. Option Price. The Exercise Price for any Option shall not be less than one hundred percent (100%) (or one hundred ten percent (110%) in the case of an Incentive Stock Option granted to a Ten Percent Stockholder) of the Fair Market Value of a share of Common Stock on the Grant Date of such Option. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption of or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

7. Terms of Options; Vesting and Exercisability Options.

a. The Award Agreement shall specify the term of the Option and the conditions under which the Option or any Option Shares may be forfeited to the Company. The Committee may, in its sole discretion, modify (in a manner not materially adverse to the Participant) or accelerate the vesting of an Option and Option Shares.

b. Options and Option Shares shall vest as provided in the Award Agreement. The Committee may condition the vesting upon the passage of time (subject to the Participant’s Continuous Service) or on the achievement of one or more Performance Goals that are established by the Committee and set forth in the Award Agreement. The Committee may also provide in an Award Agreement that the vesting of the Option and Option Shares shall be accelerated in certain circumstances stated therein.

c. Unless specifically provided otherwise in an Award Agreement,

i) upon a termination of a Participant’s Continuous Service with the Company (and all of its Affiliates) due to the Participant’s death or Disability, the Participant (or his or her successors or assigns, as applicable) shall have until the earlier of (x) the termination date of the applicable Award Agreement as set forth in Section 5(b) above or (y) twelve (12) months following the date of such death or Disability to exercise any vested Options or portions thereof;

ii) upon a termination of a Participant’s Continuous Service with the Company (and all of its Affiliates) for Cause, all unexercised Options (or portions thereof), whether or not vested, shall be forfeited with no further compensation due to the Participant; and

iii) upon a termination of a Participant’s Continuous Service with the Company (and all of its Affiliates) for any reason other than death, Disability or Cause, the Participant (i) shall forfeit all Options (or portions thereof) and Option Shares which have not vested, and (ii) shall have until the earlier of (x) the termination date of such Award Agreement as set forth in Section 5(b) above or (y) three (3) months following the date of such termination to exercise any vested options (or portions thereof).

d. An Award Agreement may, but need not, include a provision whereby the Participant may elect at any time to exercise an Option as to part or all of the Option Shares prior to the full vesting of such Option. Any Option Shares so purchased shall be Restricted Stock as described in Section 10 and (i) shall vest in accordance with the vesting schedule otherwise applicable to such Option, (ii) shall be subject to repurchase rights in favor of the Company as described in the Award Agreement and (iii) shall be subject to any other restrictions the Committee determines to be appropriate, including, without limitation, Section 17 hereof.

e. Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Options as it may deem necessary or appropriate.

8. Exercise of Options; Payment.

a. Notice of Exercise. Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Exercise Price made, by a Participant only by written notice (in the form prescribed by the Committee) to the Company specifying the number of shares to be purchased.

b. Form of Payment.

i) The aggregate Exercise Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods: (i) cash or a personal, certified or bank cashier’s check; (ii) if approved by the Committee in its sole discretion, shares of previously owned shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price; (iii) if approved by the Committee in its sole discretion, through the withholding by the Company of shares of Common Stock otherwise to be received, with such withheld shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price; (iv) by any combination of such methods of payment or any other method acceptable to the Committee in its sole discretion; or (v) any other method approved by the Committee.

ii) Except in the case of Options exercised by check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of shares of Common Stock as payment of the Exercise Price. Any fractional shares resulting from a Participant’s election that is accepted by the Company shall be paid in cash.

9. Disqualifying Disposition of an Incentive Stock Option. If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of (i) two years from the Grant Date of such Option or (ii) one year from the date of the transfer of shares to the Participant pursuant to the exercise of such Option, or in any other “disqualifying disposition” within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Affiliate thereof) thereupon has a tax withholding obligation, shall pay to the Company (or such Affiliate) an amount equal to any withholding tax the Company (or such Affiliate) is required to pay as a result of the disqualifying disposition.

10. Restricted Stock Awards.

a. An Award of Restricted Stock shall be evidenced by an Award Agreement. Award Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

b. An Award Agreement with respect to Restricted Stock shall specify (i) the number of shares of Common Stock subject to the Award, (ii) the Period of Restriction applicable to the Award, (iii) the events that will give rise to a forfeiture of the Award and (iv) the Performance Goal(s), if any, that must be achieved in order for the restrictions to be removed from the Award.

c. Unless otherwise stated in the applicable Award Agreement, during the Period of Restriction, the Participant shall have the right to receive, with respect to the Participant’s Restricted Stock, dividends declared by the Company on its Common Stock and the Participant agrees to comply with Section 20 hereof.

d. Restricted Stock shall be subject to repurchase rights in favor of the Company if so provided in an Award Agreement. Restricted Stock acquired by a Participant upon the exercise of an Option (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option, (ii) shall be subject to the repurchase rights in favor of the Company set forth in the applicable Award Agreement) and (iii) shall be subject to any other restrictions the Committee reasonably determines to be appropriate, including, without limitation, Section 17 hereof.

11. Vesting of Restricted Stock. Restricted Stock shall vest as provided in the applicable Award Agreement. The Committee may condition the vesting upon the passage of a period of time (subject to the Participant’s Continuous Service with the Company or its Affiliates) and/or on the achievement of one or more Performance Goals or such other factors established by the Committee and set forth in the Award Agreement. The Committee may also provide in an Award Agreement that the vesting of Restricted Stock shall be accelerated in certain circumstances stated therein.

12. Common Stock Awards.

a. An Award of unrestricted shares of Common Stock shall be evidenced by an Award Agreement. Award Agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable, including, but not limited to, the requirement of a cash payment by the Participant in exchange for such Award.

b. An Award Agreement with respect to shares of Common Stock shall specify (i) the number of shares of Common Stock subject to the Award, (ii) the payment required for such Award, if any, and (iii) if applicable, the events that will give rise to a forfeiture of the Award.

c. Shares of Common Stock acquired by a Participant pursuant to an Award shall (i) if specified in the applicable Award Agreement, be subject to repurchase rights in favor of the Company, and (ii) be subject to any other restrictions the Committee reasonably determines to be appropriate, including, without limitation Section 17 hereof. A Participant shall have the right to receive, with respect to such Participant’s shares of Common Stock received pursuant to an Award under this Section 12, dividends declared by the Company on its shares of Common Stock.

13. Stock Appreciation Rights. The Committee may grant SARs under the Plan, which shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve. SARs shall comply with and be subject to the following terms and conditions:

a. Benefits Upon Exercise.

i) A SAR shall entitle the Participant to receive a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the dates described in the applicable Award Agreement over the base amount of the SAR. Such payment may be in cash, in shares of Common Stock, Restricted Stock or any combination, as the Committee shall determine in the Award Agreement. A SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SAR”), or may be granted separately (“Freestanding SAR”). A Tandem SAR may be granted either at the time of the grant of the Option or at any time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable.

ii) Upon exercise of a Tandem SAR as to some or all of the shares of Common Stock covered by the Award, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised as to some or all of the Option Shares, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of Option Shares covered by such exercise.

b. Base Price. The base price of a Tandem SAR shall be the Exercise Price of the related Option. The base price of a Freestanding SAR shall be determined by the Committee at the time of the Award of such SAR but shall be not less than one hundred (100%) of the Fair Market Value of the Common Stock on the Grant Date of the Freestanding SAR. If a SAR is not granted in tandem with an Option, then the base price of the SAR shall be no less than the Fair Market Value of a share of Common Stock on the Grant Date of such SAR.

c. Other Restrictions. Unless otherwise provided in the applicable Award Agreement, SARs shall generally be subject to the same terms, conditions and limitations applicable to Options granted hereunder.

14. Restrictions on Transfer; Company Purchase.

a. Except as provided below, no Participant shall sell, transfer, assign, pledge, donate or otherwise dispose of (including any transfer by operation of law or involuntary transfer) Awards of Management Securities acquired pursuant to this Plan or any interest therein, for any reason during the Participant’s lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited. The Committee may grant Management Securities (except Incentive Stock Options) that are transferable by the Participant during his or her lifetime, but such Management Securities shall be transferable only to the extent specifically provided in such Participant’s Award Agreement. The transferee of the Participant shall, in all cases, be subject to the provisions of the Award Agreement and the terms and conditions of this Plan.

b. No Participant shall sell, transfer, assign, pledge, donate or otherwise dispose of (including any transfer by operation of law or involuntary transfer) Management Securities, or any interest therein, except as expressly provided herein. Any transfer or attempted transfer of such Management Securities in violation of any provision of this Plan or the applicable Award Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company or its capital stock.

c. Notwithstanding Section 14(a) and Section 14(b) of the Plan, an Option may be exercised by a Participant’s legal representative, and Management Securities may be transferred by will or pursuant to the laws of descent and distribution to a beneficiary approved by the Company.

d. Each Participant and his, her or its Permitted Transferees will be required to represent that (i) any Restricted Stock (whether or not vested) and (ii) any shares of Common Stock acquired pursuant to the Plan, including Option Shares (hereinafter, “Covered Shares”), are held solely for the Participant or his, her or its Permitted Transferee’s own account and not on the behalf of another Person(s). The Participant and his, her or its Permitted Transferees will be required to acknowledge that federal, state and/or foreign securities laws govern and restrict the Participant’s or his, her or its Permitted Transferee’s right to offer, sell or otherwise dispose of the Covered Shares unless such offer, sale or other disposition thereof is registered under the Securities Act and all other applicable federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. The Participant and his, her or its Permitted Transferees will be required to agree not to offer, sell or otherwise dispose of the Covered Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable federal, state or foreign securities law. The Participant and his, her or its Permitted Transferees will be required to acknowledge that the certificates for any Covered Shares will bear the legend set forth herein or such other legends as the Company deems necessary or desirable in connection with the Securities Act or any other applicable rules, regulations or laws. This Section 14(d) shall terminate upon the occurrence of an Initial Public Offering.

15. [Intentionally Omitted].

16. Securities Law Compliance.

a. General. No shares of Common Stock shall be purchased or sold pursuant to any Award unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require.

b. Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16(b), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

c. Rule 701. Although this Plan is intended to be a written compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, grants may be made pursuant to this Plan that do not qualify for exemption under Rule 701. In the event that a grant of an Award is intended to qualify for such exemption, and any provision of the Plan would cause such Award not to qualify for such exemption, the Plan shall be deemed automatically amended to the extent necessary to cause all such Awards granted under the Plan to qualify for the exemption.

17. Covenants.

a. Equity Agreements; Joinder. The Committee may require that a Participant (or any other Person with an interest in Common Stock issued or distributed pursuant to the Plan, including, but not limited to, a Permitted Transferee) execute a stockholders’ or voting or similar agreement (the “Company Equity Agreements”) with such terms as the Committee deems appropriate, with respect to any Common Stock issued or distributed pursuant to the Plan. In the event of any inconsistency or conflict between this Section 17 and the terms of any such Company Equity Agreement which applies to any Common Stock issued or distributed pursuant to the Plan, the terms of such Company Equity Agreement shall govern. Upon being granted an Award under the Plan, each Participant shall execute any additional documents the Committee deems necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on such Participant pursuant to the terms of the Plan and the applicable Award Agreement.

b. Right of First Refusal. Any Participant who wishes to transfer, encumber, hypothecate, assign, or otherwise dispose of (other than (i) to a Permitted Transferee (as hereinafter defined), or (ii) to the Company) all or any part of such Participant’s Management Securities (any Participant who wishes to transfer any Management Securities is hereinafter referred to as an “Offeror”) shall first submit a written offer (the “Offer Notice”) to sell such Management Securities to the Company at the same price per share and upon the same terms and conditions offered by a bona fide prospective purchaser of such Management Securities; provided that if any consideration to be received by the Offeror for the Management Securities is property other than cash, the price per Management Security shall be determined using the fair market value of such property (as determined by the Board in good faith). The Company shall be entitled to freely assign its rights as an offeree described in this Section 17(b) to one or more parties that it may designate. The Offer Notice shall contain the name of the prospective purchaser of the Management Securities, the number of Management Securities which the Offeror intends to transfer to such prospective purchaser (the “Offered Shares”), the price per Management Security and any and all other known terms of the prospective transfer. The Offer Notice shall continue to be a binding offer to sell all or any portion of the Offered Shares until the earlier of: (i) the Company’s written rejection of such offer or (ii) the date that is thirty (30) days after the Company’s receipt of the Offer Notice. The closing of the purchase of any Offered Shares by the Company and/or its assignees shall take place, and all payments from the Company shall have been delivered to the Offeror, by the later of (i) the date specified in the Offer as the intended date of the proposed transfer and (ii) sixty (60) days after delivery of the Offer Notice. Subject to applicable federal and state securities laws, if the Company and/or its assignees shall fail to purchase all of the Offered Shares, then the Offeror may sell or otherwise dispose of the Offered Shares that were not so purchased to the proposed transferee on the terms and conditions specified in the Offer Notice within thirty (30) days following the expiration of the right of first refusal set forth in this Section 17(b). If the Offered Shares are not sold or otherwise disposed of by the Offeror during such thirty (30) day period, the Offered Shares will again be subject to the restrictions of this Agreement. The Offeror may not transfer any Offered Shares to any prospective purchaser unless such prospective purchaser agrees to comply with the terms of the Plan (including, without limitation, this Section 17) and the applicable Award Agreement and executes any documents requested by the Company agreeing to be bound by the terms and conditions of the Plan and such Award Agreement. This Section 17(b) shall terminate upon the closing of an Initial Public Offering.

c. Permitted Transfers. Notwithstanding anything to the contrary herein, unless otherwise provided in an Award Agreement, a Participant that is (i) a natural person may transfer any Management Securities (other than an Incentive Stock Option) to such Participant’s (A) spouse, child (natural or adopted), or any other direct lineal descendant of such Participant (or his or her spouse) (all of the foregoing collectively referred to as “Family Members”), or any other relative approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Participant or any such Family Members or (B) the heirs, executors, administrators or personal representatives upon the death of such person or upon the incompetency or disability of such person for purposes of the protection and management of such person’s assets and (ii) not a natural person, may transfer any Management Securities to such Participant’s (A) partners, stockholders or members of the Participant, as applicable or (B) any other entity, directly or indirectly, controlled by such Participant (such Persons and the Persons described in Section 14(c) are hereinafter referred to as “Permitted Transferees”) without complying with Section 17(b); provided that a Participant shall deliver prior written notice to the Company of any such transfer to a Permitted Transferee and such Management Securities shall at all times remain subject to the terms and restrictions set forth in the Plan (including, without limitation, this Section 17) and the applicable Award Agreement (including the applicability of any repurchase option or forfeiture provision, if the transferring Participant ceases to provide services to the Company and its Affiliates). No Person shall be a Permitted Transferee unless (i) the transfer complies with Section 14, (ii) the transferor receives no consideration for such transfer and (iii) such transferee executes any and all applicable documents agreeing to be bound by the terms and conditions of the Plan. A Permitted Transferee shall not be able to transfer any Management Securities to any Person other than the Participant who or which initially transferred the Management Securities to him, her or it without first complying with Section 17(b).

d. Notwithstanding the foregoing, an Award Agreement may expressly provide for other transfer restrictions which may either supersede or supplement Section 17(b) and/or Section 17(c) as set forth in such Award Agreement (if applicable).

18. Legends. Prior to the occurrence of an Initial Public Offering, certificates representing Management Securities awarded under the Plan shall bear the following legend (in addition to any such legends as the Company deems necessary or desirable to comply with the Securities Act or any other applicable rules, regulations or laws); provided, however, that the Company’s failure to cause certificates to bear such legends shall not affect the Company’s rights hereunder:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE QLGG 2017 STOCK INCENTIVE PLAN, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF ENTERCOM COMMUNICATIONS CORP. AND AN AWARD AGREEMENT BETWEEN THE ISSUER AND A PARTICIPANT IN SUCH PLAN. THE

SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH PLAN AND AWARD AGREEMENT AND THE SECURITIES ARE TRANSFERABLE OR OTHERWISE DISPOSABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

19. Adjustment for Changes in Common Stock, Mergers, Etc.

a. In the event of a reorganization, recapitalization, stock split, spin-off, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or other change in the corporate structure of the Company affecting the shares of Common Stock, the Committee shall make appropriate changes in the number and type of shares authorized by this Plan and any other adjustments to outstanding Awards as it determines is reasonably appropriate in its sole discretion.

b. In addition, in the event of a Liquidation Event, outstanding Awards shall be subject to the definitive agreement relating to such transaction (the “Acquisition Agreement”), which does not have to provide that all outstanding Awards (or a portion thereof) be treated in an identical manner. In the sole and absolute discretion of the Committee, an Award Agreement may provide that in the event of a Liquidation Event, shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (i) the obligation to vote all such Shares in favor of such Liquidation Event, whether by vote at a meeting of the Company’s stockholders or by written consent of such stockholders; (ii) the obligation to sell or exchange all such shares and all rights to acquire shares, under this Plan pursuant to the terms and conditions of such Liquidation Event; (iii) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Liquidation Event, and (iv) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Liquidation Event. The Acquisition Agreement, without the consent of any Participant, may provide for one or more of the following:

(1)	The continuation of any outstanding Awards by the Company (if the Company is the surviving corporation);

(2)

The assumption of any such outstanding Awards by the surviving corporation or its parent in a manner that complies with Sections 424(a) and 409A of the Code, to the extent applicable (whether or not such Awards are Incentive Stock Options);

(3)

The substitution by the surviving corporation or its parent of new options or restricted stock for any such outstanding Awards in a manner that complies with Sections 424(a) and 409A of the Code, to the extent applicable (whether or not such Awards are Incentive Stock Options);

(4)

Full exercisability of any such outstanding Awards and full vesting of any Awards. The full exercisability of such Awards and full vesting of any Awards may be contingent on the closing of such Liquidity Event;

(5)

Cancellation of Options and SARs for no consideration after the holders of vested Options and SARs (Options and SARs (including Options and SARs that vest as of the effective date of the transaction) have been given notice and the opportunity to exercise such Options and SARs, to the extent vested (including Options and SARs that vest as of the effective date of the transaction) during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (1) a shorter period is required to permit a timely closing of such merger or consolidation and (2) such shorter period still offers the Participants a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options or SARs during such period may be contingent on the closing of such Liquidation Event;

(6)

The cancellation of any outstanding Options and SARs and a payment to the holders of such Options and SARs equal to the excess, if any, of (1) the Fair Market Value of the shares subject to such Options or SARs as of the closing date of such Liquidation Event over (2) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options would have become exercisable or such shares would have vested consistent with the requirements of Section 409A of the Code. To the extent such payment is made in cancellation of unvested Options or SARs, such payment may be subject to vesting based on the Participant’s continued employment or service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Options would have become exercisable or such Shares would have vested. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement pertaining to such Liquidation Event may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Stock. If the Spread applicable to an Option is zero or a negative number, then the Option may be cancelled without making a payment to the Participant. If the Exercise Price of the shares subject to such Options exceeds the Fair Market Value of such shares, then such Options may be cancelled without making a payment to the Participants. For purposes of this Section 19(b)(6), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security;

(7)

Suspension of the Participant’s right to exercise the Option during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to permit the closing of the transaction; or

(8)

Termination of any right the Participant has to exercise the Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), such that following the closing of the transaction the Option may only be exercised to the extent it is vested.

For purposes of Section 19(b) above, any references to “Options” shall include “SARs”.

20. Taxes. The Company shall be entitled, if necessary or desirable, to withhold, (or secure payment from the Participant in lieu of withholding) using and permitting any means the Committee deems appropriate, the amount of any withholding or other tax due from the Company or its Affiliates with respect to shares subject to issuance under this Plan, and the Company may defer such issuance unless indemnified to the Board’s satisfaction. In any event, each Participant shall be required to indemnify the Company and its Affiliates and hold them harmless for any and all withholding and similar tax obligations arising as a result of the grant of Awards hereunder.

21. Termination and Amendment. The Committee at any time may suspend or terminate this Plan or make such additions or amendments to this Plan or any Award Agreement as it deems advisable; provided that, subject to the other provisions hereof, the Committee may not change any of the terms of an Award Agreement in a manner which would have a material adverse effect on the Participant without the Participant’s approval, unless such amendment is required by an applicable law or rule; and provided further, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated under the Code as such provisions apply to Incentive Stock Options. No Awards shall be granted hereunder after the ten (10) year anniversary of the earlier of Board and/or stockholder approval of this Plan.

22. Qualified Performance-Based Compensation.

a. General. The Committee may condition the grant or vesting of any Awards upon the attainment of specified Performance Goals, including established Performance Goals intended to meet the requirements of qualified performance-based compensation under Section 162(m) of the Code (any such award a “Performance Compensation Award”), or such other factors as the Committee may determine, in its sole discretion. The Committee shall establish the Performance Goals and the applicable vesting percentage of the Performance Compensation Award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Performance Compensation Award, to the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect. The applicable Performance Goals shall be based on one or more of the Performance Criteria set forth in Section 22(b). An Award will not constitute a Performance Compensation Award if any amount or portion of any amount thereof will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the Performance Goals are established.

b. Performance Goals established for purposes of conditioning the grant or vesting of a Performance Compensation Award shall be based on one or more of the attainment of certain target levels of or specified increases of the following performance criteria (“Performance Criteria”): (i) the Fair Market Value of Common Stock, (ii) the market share of the Company and/or its Affiliates (or any business unit thereof), (iii) sales by the Company and/or its Affiliates (or any business unit thereof), (iv) earnings per share of Common Stock, (v) return on stockholder equity of the Company, (vi) costs of the Company and/or its Affiliates (or any business unit thereof), (vii) cash flow of the Company and/or its Affiliates (or any business unit thereof), (viii) return on total assets of the Company and/or its Affiliates (or any business unit thereof), (ix) return on invested capital of the Company and/or its Affiliates (or any business unit thereof), (x) return on net assets of the Company and/or its Affiliates (or any business unit thereof), (xi) operating income of the Company and/or its Affiliates (or any business unit thereof), or (xii) EBITDA. In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria.

c. Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Goals and the targets thereunder for such period are achieved.

d. Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals and the targets for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the

Performance Compensation Awards earned for the period based upon the attainment of the target Performance Goals. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 22(e) below, if and when it deems appropriate. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as set forth in the applicable Award Agreement, but in no event prior to the completion of the certification set forth in this clause

e. Use of Discretion. Except as otherwise provided in an Award Agreement, in determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall not have the discretion to (i) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (ii) increase a Performance Compensation Award above the maximum amount payable under Section 4.

f. Shareholder Approval and Re-approval Required. Unless the Company submits this Section 22 and the definitions of “Performance Goal” and “Performance Criteria” to the Company’s shareholders in accordance with (and at such times required under) Section 162(m)(4)(C)(ii) of the Code, and such shareholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under this Section 22 after the date of the applicable shareholders’ meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

23. Purchaser Representative. If the Company or any Participant enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization) each of the Participants will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501(h) under the Securities Act) reasonably acceptable to the Company. If each of the Participants appoints the purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if a Participant declines to appoint the purchaser representative designated by the Company, such Participant will appoint another purchaser representative (reasonably acceptable to the Company), and such Participant will be responsible for the fees of the purchaser representative so appointed.

24. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the enforceability of this Plan in any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

25. Business Days. If any time period for giving notice or taking action hereunder or under an Award Agreement expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

26. Reservation of Rights. Neither the Plan nor any Award granted hereunder shall confer on any Participant any right to continuation of the Participant’s employment or other service relationship with the Company or its Affiliates, nor shall it interfere in any way with such Participant’s right or the right of the Company or its Affiliates to terminate such relationship, with or without Cause.

27. Governing Law. All issues concerning this Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

28. Section 409A of the Code.

a. This Plan and the related Award Agreements (collectively, for purposes of this Section 28, the “Plan”) are intended to comply with the requirements of Section 409A of the Code (“Section 409A”). Payments of Non-Qualified Deferred Compensation (as such term is defined under Section 409A and the regulations promulgated thereunder) may only be made under this Plan upon an event and in a manner permitted by Section 409A. Any amounts payable solely on account of an involuntary separation from service of the Participant within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay (exempt from the provisions of Section 409A under Treas. Reg. Section 1.409A-1(b)(9)) or as short-term deferral amounts (as described in Treas. Reg. Section 1.409A-1(b)(4)), to the maximum possible extent. For purposes of Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

b. To the extent required by Section 409A, and notwithstanding any other provision of this Plan to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Participant on account of his separation from service until the first to occur of (i) the date of the Participant’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, but in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum promptly following the first to occur of the two dates specified in such immediately preceding sentence.

c. Any payment of Non-Qualified Deferred Compensation made pursuant to a voluntary or involuntary termination of the Participant’s employment with the Company shall be withheld until the Participant incurs both (i) a termination of his employment relationship with the Company and all of the Affiliates and (ii) a “separation from service” with the Company and all of the Affiliates, as such term is defined in Treas. Reg. Section 1.409A-1(h).

d. If a Participant is permitted to elect to defer a Plan Award or any payment under a Plan Award, such election shall be made in accordance with the requirements of Code Section 409A. Each initial deferral election (an “Initial Deferral Election”) must be received by the Committee prior to the following dates or will have no effect whatsoever:

(1)	Except as otherwise provided below or in Treas Reg. Section 1.409A-2, the December 31 immediately preceding the year in which the compensation is earned;

(2)

With respect to the first year of participation in the Plan (for purposes of this Section 28(d)(2), treated as one plan together with any other plan, program or arrangement with which the Plan is aggregated for purposes of Code Section 409A), within 30 days of the Participant first becoming eligible to participate in the Plan (including for purposes of this Section 28(d)(2) any other plan, program or arrangement with which the Plan is aggregated for purposes of Code Section 409A);

(3)

With respect to any annual or long-term incentive pay which qualifies as “performance-based compensation” within the meaning of Code Section 409A, by the date six (6) months prior to the end of the performance measurement period applicable to such incentive pay provided such additional requirements set forth in Code Section 409A are met;

(4)

With respect to “fiscal year compensation” as defined under Code Section 409A, by the last day of the Company’s fiscal year immediately preceding the year in which the fiscal year compensation is earned; or

(5)

With respect to mid-year Plan Awards or other legally binding rights to a payment of compensation in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued service for a period of at least twelve (12) months, on or before the thirtieth (30th) day following the grant of such Plan Award, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.

The Committee may, in its sole discretion, permit Participants to submit additional deferral elections in order to delay, but not to accelerate, a payment, or to change the form of payment of an amount of deferred compensation (a “Subsequent Deferral Election”), if, and only if, the following conditions are satisfied: (i) the Subsequent Deferral Election must not take effect until 12 months after the date on which it is made, (ii) in the case of a payment other than a payment attributable to the Participant’s death, disability or an unforeseeable emergency (all within the meaning of

Section 409A of the Code) the Subsequent Deferral Election further defers the payment for a period of not less than five years from the date such payment would otherwise have been made and (iii) the Subsequent Deferral Election is received by the Committee at least 12 months prior to the date the payment would otherwise have been made. In addition, Participants may be further permitted to revise the form of payment they have elected, or the number of installments elected, provided that such revisions comply with the requirements of a Subsequent Deferral Election.

e. The preceding provisions of this Section 28 shall not be construed as a guarantee by the Company or by any Affiliate of any particular tax effect to the Participants under this Plan. The Company and its Affiliates shall not be liable to the Participants for any tax, penalty or interest imposed under Section 409A nor for reporting in good faith any payment made under this Plan as an amount includible in gross income under Section 409A.